SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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☐ Preliminary Proxy Statement
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Psychemedics Corporation

(Name of Registrant as Specified In Its Charter)

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C O R P O R A T I O N	BOSTON • LOS ANGELES • CHICAGO DALLAS • ATLANTA

April 11, 2005

Dear Stockholders:

     We cordially invite you to attend the Annual Meeting of Stockholders, which will be held at the Seaport Hotel, 200 Seaport Boulevard, Boston, Massachusetts, on Tuesday, May 24, 2005, at 3:00 P.M.

     The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting. The meeting will consider the election of directors for 2005. I will report on current operations and discuss our plans for growth. We will also have plenty of time for your questions and comments.

     I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with Psychemedics and its directors and officers. I hope that you will be able to attend.

Sincerely,

Raymond C. Kubacki, Jr.
Chairman and Chief Executive Officer

125 NAGOG PARK, SUITE 200, ACTON, MA 01720
TEL: (978) 206-8220, (800) 628-8073, FAX: (978) 264-9236
www.drugtestwithhair.com

PSYCHEMEDICS CORPORATION

125 Nagog Park
Acton, Massachusetts 01720

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 11, 2005

     The Annual Meeting of Stockholders will be held on May 24, 2005 at 3:00 P.M at the Seaport Hotel, 200 Seaport Boulevard, Boston, Massachusetts 02210, for the following purposes:

1.	To elect directors of the Company for the ensuing year and until their respective successors are chosen and qualified; and

2.	To consider and act upon matters incidental to the foregoing and to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 25, 2005 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders.

By order of the Board of Directors,

Edward S. Brewer, Jr.,
Secretary

     The Company’s Annual Report for 2004 containing a copy of the Company’s Form 10-K (excluding exhibits) for the year ended December 31, 2004 is enclosed herewith.

Please fill in, date, sign and mail promptly the accompanying proxy in the return envelope furnished for that purpose, whether or not you plan to attend the meeting.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
BUSINESS EXPERIENCE OF NOMINEES AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER MATTERS

PSYCHEMEDICS CORPORATION

125 Nagog Park
Acton, Massachusetts 01720

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2005

     This statement is furnished to the stockholders of PSYCHEMEDICS CORPORATION (hereinafter, the “Company”) in connection with management’s solicitation of proxies to be used at the Annual Meeting of Stockholders on May 24, 2005 and at any adjournment of that meeting. The approximate date on which this proxy statement and accompanying proxy are being sent to stockholders of the Company is April 12, 2005. Each proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same by written notice delivered to the Secretary of the Company at any time before the proxy is voted. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote his or her shares if such stockholder so desires.

     Most Psychemedics stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with Psychemedics’ transfer agent, EquiServe, you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by Psychemedics. As the stockholder of record, you have the right to grant your voting proxy directly to Psychemedics or to vote in person at the meeting.

Beneficial Owner. If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

     The presence in person or by proxy of stockholders entitled to cast a majority of the outstanding shares, or 2,567,853 shares, shall constitute a quorum. With respect to the election of Directors, the Company will treat votes withheld as shares that are present for purposes of determining a quorum. A plurality is required to elect Directors, so the four persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for quorum purposes but not as shares entitled to vote with respect to that matter. Accordingly, broker non-votes will have no effect on such a matter.

     All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted FOR the election of the four nominees named under “Election of Directors”, unless authority to do so is withheld with respect to one or more of the nominees. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the meeting.

     As of March 25, 2005, the Company had outstanding 5,135,705 shares of Common Stock. The Common Stock is the only type of security entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder of record thereof at the close of business on March 25, 2005 to one vote on each of the matters to be voted upon at the Annual Meeting.

ELECTION OF DIRECTORS

     At the Annual Meeting, directors are to be elected to hold office for the ensuing year and until their respective successors are chosen and qualified. The Board of Directors has fixed the size of the Board at four and has nominated four persons, all of whom are now directors of the Company, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If the enclosed proxy is duly executed and received in time for the Meeting, and unless authority to do so is withheld, it will be voted to elect as directors the following nominees: Raymond C. Kubacki, Jr., Harry F. Connick, Walter S. Tomenson and Fred J. Weinert. In the event that any of the nominees becomes unavailable, then the proxy holders shall have the right: (i) to vote for such substitute, if any, as the present Board of Directors may designate; or (ii) to leave a vacancy on the Board.

BUSINESS EXPERIENCE OF NOMINEES AND
EXECUTIVE OFFICERS

     Following is a list of names, ages and positions with the Company of all nominees for election as directors and all executive officers of the Company.

Name	Age	Position
Raymond C. Kubacki, Jr.	60	Chairman of the Board, Chief Executive Officer, President, Director and Nominee

Harry F. Connick	79	Director and Nominee, Member of Audit, Nominating and Compensation Committees

Walter S. Tomenson	58	Director and Nominee, Member of Audit, Nominating and Compensation Committees

Fred J. Weinert	57	Director and Nominee, Member of Audit, Nominating and Compensation Committees

William R. Thistle	55	Senior Vice President, General Counsel

Peter C. Monson	49	Chief Financial Officer, Vice President and Treasurer

Michael I. Schaffer, Ph.D.	60	Vice President, Laboratory Operations

William Dausey	54	Vice President, Sales

     All directors hold office until the next Annual Meeting of Stockholders or until their successors are elected. Officers serve at the discretion of the Board of Directors.

     Mr. Kubacki has been the Company’s President and Chief Executive Officer and has served as a director of the Company since 1991. He has also served as Chairman of the Board since November 30, 2003. He is a Director of Integrated Alarm Services Group Inc. He is also a trustee of the Center for Excellence in Education based in Washington, DC.

     Mr. Connick served as District Attorney for Orleans Parish (New Orleans, LA) from 1974 to 2003. In December 2002, Mr. Connick received from Drug Czar John P. Walters the Director’s Award for Distinguished Service in recognition of exemplary accomplishment and distinguished service in the fight against illegal drugs. Mr. Connick has been a director of the Company since September 2003.

     Mr. Tomenson served as Managing Director and Chairman of Client Development of Marsh, Inc. from 1998 until 2004. From January 1, 2005 until March 31, 2005 he served as a consultant to Marsh, Inc. From 1993 to 1998, he was Chairman of FINPRO, the financial services division of Marsh, Inc. He is a Director of the Trinity College School Fund, Inc. He also serves on the Executive Council of the Inner-City Scholarship Fund. Mr. Tomenson has been a director of the Company since 1999.

     Mr. Weinert is an entrepreneur whose current business activities are concentrated in real estate development, theatre and film development, and also in cosmetic and fragrance distribution. He is the Chairman and Chief Executive Officer of Bella Media Plc. He is also the Chief Executive Officer of Barrington Services Group Inc., Bella Firms LLC, and San Telmo Inc. For the past 20 years he has served on the Business Advisory Council for the University of Dayton. He is also a trustee of the Center for Excellence in Education based in Washington, D.C. Mr. Weinert has been a director of the Company since 1991.

     Mr. Thistle has been a Senior Vice President of the Company since September, 2001 and General Counsel of the Company since 1995. He was a Vice President of the Company from 1995 to 2001. From 1993 to 1995, he served as Associate General Counsel for MGM Grand in Las Vegas. Mr. Thistle is a board member of the Drug and Alcohol Testing Industry Association.

     Mr. Monson has been the Company’s Chief Financial Officer since March, 2000. He has served as a Vice President and Treasurer of the Company since 1998.

     Dr. Schaffer has served as Vice President of Laboratory Operations since 1999. Prior to joining the Company, he served as Director of Toxicology, Technical Manager and Responsible Person for the Leesburg, Florida laboratory of SmithKline Beecham Clinical Laboratories, from 1990 to 1999. Dr. Schaffer has been an inspector for the Substance Abuse and Mental Health Services Administration’s National Laboratory Certification Program since 1989. Dr. Schaffer was also a member of the Board of Directors of the American Board of Forensic Toxicologists from 1990 to 1999.

     Mr. Dausey has served as Vice President of Sales of the Company since 2000. From 1996 to 2000, Mr. Dausey was Vice President Sales for NorthWestern Corporation. Previous positions include Vice President of Sales for PTC Aerospace and various positions at BF Goodrich Company.

CORPORATE GOVERNANCE

General

     The Company believes that good corporate governance is important to ensure that Psychemedics is managed for the long-term benefit of its stockholders. In 2004, the Company undertook a comprehensive review of its corporate governance policies and practices in light of the requirements imposed by the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the new listing standards of the American Stock Exchange, or AMEX. As part of this review, our Board of Directors adopted a new charter for our Audit Committee, established a Nominating Committee, adopted a charter for the Nominating Committee and adopted a comprehensive Code of Ethics and Conduct. You may obtain a copy of the Company’s current committee charters and Code of Ethics and Conduct by writing to the Company at: Investor Relations, Psychemedics Corporation, 125 Nagog Park, Acton, Massachusetts 01720. Our Nominating Committee Charter is also posted on our web site at www.psychemedics.com.

Independence

     Under AMEX rules, a majority of the directors and all of the members of the audit committee must qualify as independent directors. Included in the AMEX rules is a requirement that the Board of Directors make an affirmative determination that each such director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board of Directors of Psychemedics has determined that none of Messrs. Connick, Tomenson or Weinert has a material relationship with Psychemedics and each of these directors is “independent” as determined under the AMEX listing requirements.

Board of Directors Meetings and Committees

     The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through regular reports and presentations at Board and committee meetings.

     The Board of Directors met nine times in fiscal 2004 (including seven teleconference meetings). In addition, the directors acted by unanimous written consent in lieu of meetings on five occasions during 2004. During fiscal 2004, each of the directors attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member. The Board has standing Audit, Compensation and Nominating Committees. The Audit Committee and the Nominating Committee each has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Kubacki is the only director who is also an employee of Psychemedics Corporation. He does not participate in any meeting at which his compensation is evaluated. All members of all committees are non-employee directors.

     The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. All of the Company’s directors attended the Company’s Annual Meeting in May, 2004.

     Audit Committee

     The Audit Committee, whose members are Messrs. Connick, Tomenson and Weinert, held seven meetings during 2004. The Audit Committee reviews the appropriateness, quality and acceptability of the Company’s accounting policies and the integrity of financial statements reported to the public, and compliance with legal and regulatory requirements. The Board has determined that each member of the Audit Committee satisfies the requirements of the AMEX regarding competency in financial matters. In addition, the Board of Directors has determined that Mr. Weinert, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules. None of Messrs. Connick, Tomenson or Weinert serves on the audit committees of any other public company. The responsibilities of the Audit Committee and its activities during fiscal year 2004 are described in the Report of the Audit Committee set forth below in this proxy statement.

     Compensation Committee

     The Compensation Committee, whose members are Messrs. Connick, Tomenson and Weinert, held one meeting during 2004. The responsibilities of the Compensation Committee and its activities during fiscal year 2004 are described in the Report of the Compensation Committee on Executive Compensation set forth below in this proxy statement.

     Nominating Committee

     The Nominating Committee, whose members are Messrs. Connick, Tomenson and Weinert, held one meeting in 2004. The Nominating Committee, whose members are Messrs. Connick, Tomenson and Weinert, is charged with identifying and screening candidates, consistent with criteria approved by the Board of Directors, and making recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the American Stock Exchange’s listing standards.

     The Nominating Committee identifies Board candidates through numerous sources, including recommendations from Directors, executive officers and stockholders of Psychemedics. The Nominating Committee evaluates identified Board candidates based on the criteria established by and periodically reviewed by the committee. The committee seeks to identify those individuals most qualified to serve as Board members and will consider many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote the time and effort required for Board responsibilities. Selected candidates are interviewed by members of the committee and certain other Board members. Based on the foregoing, the Nominating Committee makes recommendations to the Board with respect to director nominees.

     Psychemedics stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates at the Company’s 2006 Annual Meeting by submitting their names and appropriate background and biographical information to the Psychemedics Nominating Committee, 125 Nagog Park, Acton, Massachusetts 01720 not later than December 13, 2005. Assuming that the appropriate information has been timely provided, the committee will consider these candidates substantially in the same manner as it considers other Board candidates it identifies.

Shareholder Communications

     Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the Board or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the board, should be directed to the Secretary of the Corporation, c/o Psychemedics Corporation, 125 Nagog Park, Acton, Massachusetts 01720, with a request to forward the same to the intended recipient.

Report of the Audit Committee

     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board of Directors. The Audit Committee also selects and appoints the independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and pre-approves the independent auditors’ fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

     The Audit Committee is composed of three non-employee directors, Messrs. Connick, Tomenson and Weinert, each of whom is an “independent director” under the rules of the American Stock Exchange governing the qualifications of the members of audit committees. The Audit Committee held seven meetings during 2004. Mr. Weinert qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee meets the minimum standards regarding competency in financial matters required under the rules of the American Stock Exchange. None of Messrs. Connick, Tomenson and Weinert serves on the audit committees of any other public company.

     On November 9, 2004 the Audit Committee retained BDO Seidman, LLP (“BDO Seidman”) to serve as the Company’s independent registered public accounting firm.

     On November 9, 2004, the Audit Committee dismissed Ernst & Young LLP (“Ernst & Young”) as independent auditors of the Company. Ernst & Young’s report on the Company’s audited financial statements for each of the years ended December 31, 2002 and 2003, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2002 and 2003, and the interim period between December 31, 2003 and November 9, 2004, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on the Company’s financial statements for those years. Also, during those two years and interim period, there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K. A letter from Ernst & Young to the Securities and Exchange Commission regarding our change of certifying accountants is attached as Exhibit 16 to our Current Report on Form 8-K filed on November 12, 2004.

     During the years ended December 31, 2002, and December 31, 2003, and the interim period between December 31, 2003, and November 9, 2004, the Company did not consult with BDO Seidman regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matter or reportable event listed in Items 304(a)(2)(i) and (ii) of Regulation S-K. Representatives of BDO Seidman will be available at the Annual Meeting to respond to questions.

     The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent auditors (i) the matters required to be discussed under Codification of Statements on Auditing Standards, AU§380, and (ii) the auditors’ independence from the Company and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Audit Committee concluded that BDO Seidman’s provision of audit and non-audit services to Psychemedics is compatible with BDO Seidman’s independence.

     Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

     Members of the Audit Committee:

Harry F. Connick
Walter Tomenson
Fred J. Weinert

Independent Auditors Fees and Other Matters

     The following table presents fees for audit services rendered by the Company’s independent auditors for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services during those periods.

	Fiscal Year	Fiscal Year
	2004	2003
Audit Fees (1)	$103,000	$111,899
Audit-Related Fees (2)	7,900	9,613
Tax Fees (3)	26,800	39,925
All Other Fees (4)	3,250	0

Total	$140,950	$161,437

(1)	Audit Fees – Fees for professional services rendered to the Company (or estimates of fees for services to be rendered ) in connection with auditing the Company’s annual financial statements and reviewing the interim financial information included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Audit-Related Fees – Fees billed to the Company for services related to the audit of the Company’s financial statements, that are not reported under Audit Fees, which include due diligence assistance in connection with accounting consultations and audit work performed on certain of the Company’s benefit plans.

(3)	Tax Fees – Fees billed to the Company related to tax compliance and consultation.

(4)	All other Fees – Fees billed to the Company for other permissible services that do not fit within the aforementioned categories.

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of Independent Auditors

     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors, in accordance with this pre-approval policy, and the fees for the services performed to date.

Director Compensation

     Mr. Kubacki receives no additional compensation for serving on the Company’s Board of Directors. Each of the Company’s outside (non-employee) directors receives cash compensation of $5,250 per quarter, plus $1,000 per quarter for serving on the Audit Committee. In addition, Mr. Weinert, the Chairman of the Audit Committee, receives additional cash compensation of $5,000 per year ($1,250 per quarter).

     On March 15, 2004, Messrs. Connick, Tomenson and Weinert, who constituted the Company’s outside directors, were each granted an option to acquire 5,150 shares at an exercise price of $11.67 per share, representing the mean of the high and low sales prices of such Common Stock on March 12, 2004. Each such option was granted under the 2000 Stock Option Plan, had a term of 10 years, and was exercisable in full twelve months following the date of grant, and also becomes exercisable in full upon a change in control (as defined in the respective option agreement).

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table shows, for the fiscal years ended December 31, 2004, 2003, and 2002, the cash compensation paid by the Company or accrued, as well as certain other compensation paid or accrued for such year, to the Company’s Chief Executive Officer, and the Company’s four other most highly compensated executive officers (collectively the “named executive officers”).

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation				Awards
Name and				Other Annual	Securities	All Other
Principal		Salary	Bonus	Compensation	Underlying	Compen-
Position	Year	$	$	$	Options(#)	sation($)
Raymond C.	2004	285,289	29,000	(1)	10,000	6,150	(2)
Kubacki, Jr.	2003	275,000	0	(1)	0	6,029	(2)
President, CEO,	2002	275,000	0	(1)	8,750	5,606	(2)
& Chairman

William R. Thistle	2004	220,570	22,250	(1)	5,000	6,150	(2)
Senior Vice President	2003	215,000	0	(1)	0	5,798	(2)
& General Counsel	2002	212,050	0	(1)	12,500	4,835	(2)

Michael I. Schaffer	2004	179,999	17,650	(1)	3,000	5,470	(2)
Vice President	2003	166,261	0	(1)	0	4,156	(2)
Laboratory	2002	162,375	0	(1)	2,500	4,025	(2)
Operations

Peter C. Monson	2004	138,492	13,970	(1)	3,000	4,287	(2)
Vice President,	2003	135,000	0	(1)	0	4,050	(2)
Treasurer, and	2002	129,000	0	(1)	2,500	3,870	(2)
Chief Financial Officer

William Dausey	2004	136,566	14,000	(1)	3,000	4,222	(2)
Vice President	2003	130,000	0	(1)	0	3,900	(2)
Sales	2002	130,000	0	(1)	2,500	3,900	(2)

(1)	Any perquisites or other personal benefits received from the Company by the named executive were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual’s cash compensation).

(2)	Employer contribution under 401(k) Retirement Plan.

Stock Option Grants Table

     The following table contains information concerning the grant of stock options to the named executive officers of the Company during the Company’s fiscal year ended December 31, 2004:

Option Grants In Last Fiscal Year

			% of Total			Potential Realizable Value
			Options	Exercise		of Assumed Annual Rate
			Granted to	or Base		of Stock Appreciation
	Options		Employees in	Price	Expiration	for Option Term
NAME	Granted(1)		Fiscal Year	($/sh)(2)	Date	0%	5%($)	10%($)
Raymond C. Kubacki, Jr.	10,000	(3)	30	11.85	5-13-14	0	74,524	188,858

William R. Thistle	5,000	(4)	15	11.85	5-13-14	0	37,262	94,429

Michael I. Schaffer	3,000	(5)	9	11.85	5-13-14	0	9,822	21,704

William Dausey	3,000	(6)	9	11.85	5-13-14	0	9,822	21,704

Peter C. Monson	3,000	(5)	9	11.85	5-13-14	0	9,822	21,704

(1)	These options were granted pursuant to the Company’s 2000 Stock Option Plan. All of the options granted were exercisable in full on the date of grant.

(2)	Represents the market value on the date of grant.

(3)	Of these options, options with respect to 5,913 shares are incentive stock options; options with respect to 4,087 shares are non-qualified stock options.

(4)	Of these options, options with respect to 1,183 shares are incentive stock options; options with respect to 3,817 shares are non-qualified stock options.

(5)	These options are all incentive stock options.

(6)	Of these options, options with respect to 2,506 shares are incentive stock options; options with respect to 494 shares are non-qualified stock options.

Option Exercises and Year-End Values

     The following table sets forth information with respect to each of the named executive officers concerning each exercise of stock options during the fiscal year and the number and value of unexercised options held as of December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

			Number of unexercised		Value of unexercised
	Shares	Value	options at fiscal		in-the-money options at
	Acquired	Realized	year-end(#)		fiscal year-end ($) (2)
Name	on Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond C. Kubacki, Jr.	0	0	127,502	4,375	75,503	0

William R. Thistle	0	0	46,375	6,250	5,500	0

Michael I. Schaffer	0	0	21,750	1,250	3,300	0

Peter C. Monson	0	0	19,250	1,250	3,300	0

William Dausey	0	0	16,750	1,250	3,300	0

(1)	Value realized represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	Represents the fair market value of the Company’s Common Stock on December 31, 2004 ($12.95 per share, based on the closing price on the American Stock Exchange) minus the exercise price per share, of the in-the-money options, multiplied by the number of shares subject to each option.

Change in Control Agreements

     The Company has entered into arrangements with Messrs. Kubacki and Thistle providing for severance benefits for a period of up to 12 months in the event of termination within 12 months following a change in control (as defined in the agreements). The agreements provide for severance benefits only if (1) the Company terminates the employee (other than termination for “cause”), or (2) the employee terminates his employment for “good reason” (as defined in his agreement), in either case within 12 months after a change in control (as defined in the agreements). The agreements do not provide for severance benefits in the event of an employee’s death or disability, or in the event of his voluntary termination without good reason. The agreements also provide that the employee shall not compete with the Company during the period in which he is entitled to receive severance payments. Except for such change in control severance agreements, neither Mr. Kubacki nor Mr. Thistle has an employment agreement with the Company.

     In connection with the grants by the Company to Mr. Kubacki and to Mr. Thistle of options to acquire shares of the Company’s Common Stock, the Company agreed that notwithstanding the vesting schedule stated in the applicable option agreement, such options would become exercisable in full upon a change in control (as defined in each applicable option agreement) of the Company.

Report of the Compensation Committee on Executive Compensation

The following Report of the Compensation Committee of the Board of Directors and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

     The Company’s compensation policies for its executive officers are carried out by the Compensation Committee consisting of Messrs. Connick, Tomenson and Weinert. The Compensation Committee establishes compensation policies for the Company and approves employment agreements and salary increases for executive officers, and approves the grant of stock options by the Company.

     The Company’s executive compensation program is designed to attract, retain and reward executives who are responsible for leading the Company in achieving its business objectives. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal year 2004 as they affected Mr. Kubacki, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

     Compensation Philosophy

     The Company’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company’s policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program is also designed to link the interests of the Company’s executives to the interests of the Company’s shareholders.

     At present, the executive compensation program is comprised of salary, cash incentive opportunities, long-term incentive opportunities in the form of stock options, and benefits typically offered to executives by major corporations. As an executive’s level of responsibility increases, the greater the mix of compensation shifts to reliance on the value of the Common Stock through stock-based awards.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Board’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer which would otherwise be nondeductible, it is the Company’s policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.

     Compensation Elements

Base Salary

     At the executive officer level, base salaries are conservative when compared with companies of similar size and financial performance. Salary ranges are assigned to each position based on a comparison of the Company’s positions with similar positions in companies of similar size in the Company’s industry, with range midpoints established at the average of the marketplace. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Company. Salary levels for executive officers, other than the Chief Executive Officer, for 2004, were set by the Compensation Committee, based on the recommendation of Mr. Kubacki, the Chief Executive Officer, using the foregoing criteria.

Incentive Compensation

     For 2004, executive officers of the Company were eligible to earn as bonus compensation up to ten percent of their respective base salaries, based on achievement by the Company of certain earnings targets for the year, subject to the approval of the Compensation Committee.

Stock Options

     Under the Company’s 2000 Stock Option Plan for officers, directors, employees and consultants, the Compensation Committee of the Board of Directors is authorized to grant options to executive officers with terms of up to ten years. The Compensation Committee has discretion with respect to the terms and conditions of option grants including the determination of when options become exercisable. In granting the stock options to executives, the Compensation Committee takes into account the practices of other companies of comparable size as well as the executive’s level of responsibility and past contributions to the Company.

     Compensation to the Chief Executive Officer

     Effective June 1, 2004, Mr. Kubacki’s base salary was increased to $290,000 per year, an increase of 5%. The primary factor considered in establishing Mr. Kubacki’s base compensation was the base compensation paid to chief executive officers of comparably sized publicly held corporations. Also considered was the Company’s success in regulatory matters and the Company’s continued profitability despite uncertain economic times under Mr. Kubacki’s leadership, and the fact that Mr. Kubacki had not received a salary increase since 2001. In May, 2004, Mr. Kubacki was also granted options to acquire 10,000 shares of the Company’s Common Stock at an exercise price of $11.85 per share, representing the market price on the date of grant. Prior to such option grant, Mr. Kubacki had not been granted options since May, 2002. On January 27, 2005, Mr. Kubacki was also awarded a cash bonus of $29,000 based primarily on achievement by the Company of certain earnings targets in 2004.

Harry F. Connick
Fred J. Weinert
Walter S. Tomenson

	1999	2000	2001	2002	2003	2004
PSYCHEMEDICS CORPORATION	100.00	106.38	86.85	50.07	52.20	73.66
RUSSELL 2000 INDEX	100.00	98.77	94.22	90.46	123.12	140.99
AMEX MARKET INDEX	100.00	95.68	96.66	75.80	110.19	129.47

(1)	The above graph assumes a $100 investment on January 1, 2000, through the end of the 5-year period ended December 31, 2004 in the Company’s Common Stock, the Russell 2000 Index and the AMEX Market Value Index. The prices all assume the reinvestment of dividends.

(2)	The Russell 2000 Index is comprised of the smallest 2,000 companies in the Russell 3,000 Index. The Company has been unable to identify a peer group of companies that engage in testing of drugs of abuse, except for large pharmaceutical companies where such business is insignificant to such companies’ other lines of businesses. The Company therefore uses in its proxy statements a peer index based on market capitalization.

(3)	The AMEX Market Value Index includes companies whose shares are traded on the American Stock Exchange.

PRINCIPAL STOCKHOLDERS AND
STOCKHOLDINGS OF MANAGEMENT

     The following table shows, as of March 25, 2005, the number of shares beneficially owned (i) by those stockholders who are known to the Company to own beneficially more than five percent of the outstanding Common Stock of the Company, (including their addresses) (ii) by each director and nominee for director of the Company, (iii) by each named executive officer, and (iv) by all directors and executive officers as a group.

	Amount and Nature of		Percentage
Name	Beneficial Ownership(1)		Owned(2)
H. Wayne Huizenga	589,135	(3)	11.5%
450 E. Las Olas Blvd. Suite 1500
Fort Lauderdale, Florida 33301

Richard T. Christoph	512,406	(4)	10.0%
1650 Tall Grass Lane
Lake Forest, Illinois 60045

Jeffrey L. Feinberg	296,200		5.8%
J.L.F. Asset Management, L.L.C.
2775 Via de la Valle, Suite 204
Del Mar, California 92014

Raymond C. Kubacki, Jr.	186,186	(5)	3.5%

Fred J. Weinert	137,382	(5)(6)	2.7%

William R. Thistle	49,500	(5)	*

Walter S. Tomenson	32,188	(5)	*

Michael I. Schaffer	22,375	(5)	*

Peter C. Monson	19,875	(5)	*

William Dausey	17,375	(5)	*

Harry F. Connick	11,588	(5)	*

All Executive Officers and	476,469	(7)	8.7%
Directors as a group (8 persons)

*	denotes ownership of less than 1%

(1)	Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within sixty (60) days, unless otherwise indicated in these footnotes.

(2)	Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person shown in this table.

(3)	Includes: (i) 395,866 shares held by a limited partnership controlled by said individual and (ii) 2,035 shares owned by said individual’s spouse.

(4)	Includes: (i) 54,856 shares held by said individual as trustee of the Richard T. Christoph Trust, (ii) 33,800 shares held by said individual as trustee of the Carla C. McMahon Trust, (iii) 56,600 held by Christoph Securities, Inc. as to which said individual has sole dispositive and voting power, and (iv) 3,850 shares owned by said individual’s spouse.

(5)	Includes the following number of shares of Common Stock which the individual has a right to acquire within 60 days pursuant to the exercise of options: Mr. Kubacki –121,665; Mr. Weinert –47,300; Mr. Thistle –49,500; Mr. Tomenson –32,188; Dr. Schaffer –22,375; Mr. Monson – 19,875; Mr. Dausey – 17,375; and Mr. Connick –11,588.

(6)	Includes 74,382 shares held by Mr. Weinert as trustee under the Fred J. Weinert, Jr. Revocable Insurance Trust u/t/a dated May 17, 1982.

(7)	Includes 316,716 shares which the executive officers and directors have the right to acquire within 60 days pursuant to the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or written representations from persons required to file such reports (“Reporting Persons”), the Company believes that all such filings required to be made by such Reporting Persons with respect to fiscal year 2004 were timely made in accordance with the requirements of the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Company’s Audit Committee has approved BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2005. Notwithstanding such approval, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of BDO Seidman, LLP will be available at the Annual Meeting to respond to questions.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934, and must be received at the principal executive offices of the Company not later than December 13, 2005.

OTHER MATTERS

     The Board of Directors knows of no other matters which may come before the Meeting. However, if any matter not now known is presented at the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matter.

     The Company will bear the cost of solicitation of proxies. Solicitations of proxies by mail may be followed by telephone or other personal solicitation of certain stockholders by officers or other employees of the Company.

By order of the Board of Directors,

EDWARD S. BREWER, JR., Secretary

April 11, 2005

PSYCHEMEDICS CORPORATION

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Raymond C. Kubacki, Jr. and Peter C. Monson, or either of them (with full power to act alone), attorneys or attorney of the undersigned (with full power of substitution to each), to vote for and in the name of the undersigned, at the 2005 Annual Meeting of Stockholders of Psychemedics Corporation (the “Company”) to be held on Tuesday, May 24, 2005 at 3:00 p.m. at The Seaport Hotel, 200 Seaport Boulevard, Boston, Massachusetts 02210 and any adjournments thereof, according to the number of shares and as fully as the undersigned would be entitled to vote if personally present.

Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Company’s Proxy Statement dated April 11, 2005 and on such other matters as may properly come before the meeting.

     PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

/X/	Please mark votes as
in this example.

                  PSYCHEMEDICS CORPORATION

(1)	Election of Directors.
	Nominees:	(01) Raymond C. Kubacki, Jr., (02) Harry F. Connick,
(03) Walter S. Tomenson, Jr., and (04) Fred J. Weinert

For all Nominees / / Withheld from All Nominees / /

/ /
For all Nominees except as noted above

The Board of Directors recommends a vote FOR Proposal 1.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposal set forth in paragraph (1).

Mark box at right if an address change or comment has been noted on the reverse side of this card. / /

Please be sure to sign and date this Proxy.

Signature:	Date:	Signature:	Date:

DETACH CARD	DETACH CARD

PSYCHEMEDICS CORPORATION

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 24, 2005.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Psychemedics Corporation